NEWS

For Release:  January 17, 2003

Contact: Financial:  Joseph F. Morris
                     Senior Vice President, Chief Financial Officer & Treasurer
                     (215) 443-3612 or morris@penn-america.com

         Media:      David Kirk, APR
                     (610) 792-3329 or davidkirk@thePRguy.com


Summary: Penn-America Group, Inc. (NYSE:PNG) Appoints Richard L. Duszak,
         CPA to Board of Directors

         HATBORO, PA (January 17, 2003) -- Penn-America Group, Inc. (NYSE:PNG) has added Richard L. Duszak, CPA to its board of directors. He replaces Martin Sheffield, CPCU, who resigned his board position to avoid any potential conflict of interest concerns resulting from his financial consulting work as an executive of Ward Financial Group, Inc.
         Duszak, now retired following a 37-year career with KPMG, LLP, was an audit partner with that firm. On the Penn-America board, he will succeed Sheffield as a member of the audit committee.
         Jon S. Saltzman, president and CEO noted: "Marty Sheffield contributed greatly to our company during his two years as a member of our board. We respect his decision to resign to avoid any appearance of conflict with his clients. At the same time, we eagerly welcome Dick Duszak. We believe Dick's credentials, experience and expertise meet the proposed financial expertise requirements of the SEC and NYSE."
         Duszak holds a B.A. degree in Accounting from La Salle University and has been actively involved with a number of non-profit organizations in his community.
         Penn-America Group, Inc. (NYSE: PNG) is a specialty property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines market.

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Forward-Looking Information

Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; and (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2001 10-K/A.

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